SPECIAL POWER OF ATTORNEY

THE STATE OF CALIFORNIA		§


§
COUNTY OF SANTA CLARA		§

KNOW ALL MEN BY THESE
PRESENTS:


THAT I, William Kerrigan of, Wellesley, Massachusetts, do hereby appoint each of Kent H. Roberts, Eric Brown, Clarence B. Brown III and
Charles Deaton, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:


	To
prepare, sign and file Forms 3, 4 and 5 relating to McAfee, Inc. with the
Securities and Exchange Commission.

This instrument
is to be
construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS
WHEREOF, I
hereunto set my hand this 17th day of January, 2006.



/s/ William A.
Kerrigan